Exhibit 5.1

D. Bradley Peck

(858) 550-6012

bpeck@cooley.com

April 8, 2011

ACADIA Pharmaceuticals Inc.

3911 Sorrento Valley Boulevard

San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the issuance by ACADIA PHARMACEUTICALS INC., a Delaware corporation (the “Company”), of up to 782,339 shares of the Company’s common stock, par value $0.001 (the “Shares”), pursuant to a Registration Statement on Form S-3 (Registration No. 333-161059) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”) and the prospectus supplement dated April 8, 2011, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.” The Shares are to be issued by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Restated Certificate of Incorporation and Restated Bylaws, the Termination Agreement dated as of April 8, 2011, by and among the Company, Wihlborgs Fastigheter AB, Medeon Fastigheter AB and Nordsviten AB (the “Termination Agreement”), and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued upon the effective cancellation of debt pursuant to the Termination Agreement as described in the Prospectus, will be validly issued, fully paid and nonassessable.

4401 EASTGATE MALL, SAN DIEGO, CA 92121  T: (858) 550-6000  F: (858) 550-6420  WWW.COOLEY.COM

ACADIA Pharmaceuticals Inc.

April 8, 2011

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ D. Bradley Peck
D. Bradley Peck

4401 EASTGATE MALL, SAN DIEGO, CA 92121  T: (858) 550-6000  F: (858) 550-6420  WWW.COOLEY.COM